Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

May 4, 2007

BRE Properties, Inc.

525 Market Street

4th Floor

San Francisco, California 94105

Re:	BRE Properties, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-8 pertaining to up to One Million One Hundred Thousand (1,100,000) shares (the “Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of the Company to be issued subsequent to the date hereof under the Company’s Third Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the registration statement on Form S-8 filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about May 4, 2007, and any amendments thereto (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 25, 1996; Articles of Merger filed with the Department on March 14, 1996; Articles of Amendment and Restatement filed with the Department on April 2, 1996; Articles of Amendment filed with the Department on April 21, 1997; Certificate of Correction filed with the Department on September 23, 1998; Articles Supplementary filed with the Department on January 28, 1999; Articles Supplementary filed with the Department on June 14,

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

May 4, 2007

2002; Articles Supplementary filed with the Department on March 11, 2004; Articles of Amendment filed with the Department on May 20, 2004; Articles Supplementary filed with the Department on December 8, 2004; and Articles of Amendment filed with the Department on May 23, 2005;

(ii)	the Amended and Restated Bylaws of the Company as adopted on or as of June 22, 1998, and the Amended and Restated Bylaws of the Company as adopted on or as of March 27, 2003 (collectively, the “Bylaws”);

(iii)	resolutions adopted, and actions taken, by the Board of Directors of the Company with respect to the issuance of the Shares (collectively, the “Directors’ Resolutions”);

(iv)	the Plan;

(v)	the Registration Statement, in substantially the form to be filed with the Commission pursuant to the Act;

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)	a Certificate of Officers of the Company, dated May 4, 2007, executed by Kerry Fanwick, Senior Vice President, General Counsel and Secretary of the Company, and by Edward F. Lange, Jr., Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate and certifying as to the approval of the amendments to the Company’s Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, as amended, by the stockholders of the Company by the requisite vote at the annual meeting of stockholders held on May 16, 2000 and the approval of the Plan by the stockholders of the Company by the requisite vote at the annual meeting of stockholders held on May 4, 2006; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

May 4, 2007

Insofar as the opinions and other matters set forth herein constitute, or are based upon, factual matters, we have relied solely upon the Officers’ Certificate and our knowledge. The words “our knowledge” signify that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company as Maryland corporate counsel, no information has come to our attention that would give us actual knowledge or actual notice of the inaccuracy of the statement, opinion or other matters so qualified. We have undertaken no independent investigation or verification of any such statements, opinions or matters. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the attorneys within our firm who have represented the Company, as Maryland corporate counsel, in connection with the Registration Statement.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates submitted to us, including, without limitation, the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	the actions documented by the Directors’ Resolutions were taken at duly called meetings of directors at which a quorum of the Board of Directors of the Company was present by the affirmative vote of a majority of the entire Board of Directors of the Company, or by unanimous written consent of all incumbent members of the Board of Directors of the Company, all in accordance with the Charter and Bylaws of the Company and applicable law;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

May 4, 2007

(f)	none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of capital stock, nor will the issuance of any of the Shares constitute a “Business Combination” as that term is defined in Article VIII of the Charter; and

(g)	upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued subsequent to the date hereof either as awards of restricted shares or upon the exercise of options or in respect of share appreciation rights duly authorized by the Board of Directors of the Company, or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the awards of restricted shares or options or share appreciation rights relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

BRE Properties, Inc.

May 4, 2007

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP